EXHIBIT 99.2

DOLBY LABORATORIES, INC.

2005 STOCK PLAN

EXECUTIVE STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Dolby Laboratories, Inc. 2005 Stock Plan as amended (the “Plan”) shall have the same defined meanings in this Stock Option Agreement (the “Option Agreement”).

I. NOTICE OF STOCK OPTION GRANT

Participant:

Address:

Participant has been granted an Option, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option:	Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date:

Vesting Schedule:

Subject to Participant continuing to be a Service Provider and other limitations set forth in the Plan and this Option Agreement, this Option may be exercised, in whole or in part, in accordance with the following schedule:

Date of Vesting	Total Number of Shares Vested	Percent Vested
25%
50%
75%
100%

Termination Period:

This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for one (1) year after Participant ceases to be Service Provider. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above.

II. AGREEMENT

A. Grant of Option.

The Administrator hereby grants to Participant named in the Notice of Stock Option Grant (the “Notice of Grant”) an Option to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference, and this Option Agreement. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d), or otherwise does not qualify as an Incentive Stock Option, it shall be treated as a Nonstatutory Stock Option.

B. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option is exercisable by (i) delivery of an exercise notice, in the form and manner determined by the Administrator, or (ii) following an electronic or other exercise procedure prescribed by the Administrator, which in either case shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. Participant shall provide payment of the aggregate Exercise Price as to all Exercised Shares at the time of exercise, together with any applicable withholding taxes arising in connection with such exercise. This Option shall be deemed to be exercised upon receipt by the Company of a fully executed exercise notice or completion of such exercise procedure, as the Administrator may determine in its sole discretion, accompanied by such aggregate Exercise Price and any applicable withholding taxes.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes, the Exercised Shares shall be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

C. Method of Payment.

Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

1. cash;

2. check;

3. other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator); or

4. consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.

D. Transferability of Option.

An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person. A Nonstatutory Stock Option shall not be transferable in any manner (including without limitation, sale, alienation, anticipation, pledge, encumbrance, or assignment) other than, (i) by will or by the laws of descent and distribution, (ii) by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon the death of the Participant, (iii) by delivering written notice to the Company, in a form acceptable to the Company (including such representations, warranties and indemnifications as the Company shall require the Participant to make to protect the Company’s interests and ensure that this Nonstatutory Stock Option has been transferred under the circumstances approved by the Company), by gift to a Participant’s spouse, former spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, persons having one of the foregoing types of relationship with the Participant due to adoption, any person sharing the Participant’s household (other than a tenant or employee), a foundation in which these persons or the Participant control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. A transfer to an entity in which more than fifty percent of the voting interests are owned by these persons (or the Participant) in exchange for an interest in that entity is specifically included as a permissible type of transfer. In addition, a transfer to a trust created solely for the benefit (i.e., the Participant and/or any or all of the foregoing persons hold more than 50 percent of the beneficial interest in the trust) of the Participant and/or any or all of the foregoing persons is also a permissible transferee, or (iv) such other transferees as may be authorized by the Board in its sole and absolute discretion. During the Participant’s life this Nonstatutory Stock Option is exercisable only by the Participant or a transferee satisfying the above conditions. Except in the event of the Participant’s death, upon transfer of a Nonstatutory Stock Option to any or all of the foregoing persons, the Participant is liable for any and all taxes due upon exercise of those transferred Nonstatutory Stock Options. At no time will a transferee who is considered an affiliate under Rule 144(a)(1) be able to sell any or all such Stock without complying with Rule 144. The right of a transferee to exercise the transferred portion of this Nonstatutory Stock Option shall terminate in accordance with the Participant’s right of exercise under this Nonstatutory Stock Option and is further subject to such representations, warranties and indemnifications from the transferee that the Company requires the transferee to make to protect the Company’s interests and ensure that this Nonstatutory Stock Option has been transferred under the circumstances approved by the Company. Once a portion of a Nonstatutory Stock Option is transferred, no further transfer may be made of that portion of the Nonstatutory Stock Option.

E. Term of Option.

This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

F. Tax Obligations.

1. Withholding Taxes. Participant agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Participant) for the satisfaction of all Federal, state, and local income and employment tax withholding requirements applicable to the Option exercise. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

2. Notice of Disqualifying Disposition of Incentive Stock Option Shares. If the Option granted to Participant herein is an Incentive Stock Option, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Stock Option on or before the later of (1) the date two years after the date the Option is granted, or (2) the date one year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

G. Entire Agreement; Governing Law.

The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

H. NO GUARANTEE OF CONTINUED SERVICE.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH IN THE NOTICE OF GRANT DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH PARTICIPANT’S RIGHT OR THE COMPANY’S (OR PARENT’S OR SUBSIDIARY’S) RIGHT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

By Participant’s signature and the signature of the Company’s representative, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement.

PARTICIPANT:	DOLBY LABORATORIES, INC.

Signature	By

Print Name	Title

Residence Address

EXHIBIT A

DOLBY LABORATORIES, INC.

2005 STOCK PLAN

EXERCISE NOTICE

Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

Attention: Chief Financial Officer

1. Exercise of Option. Effective as of today,                     ,             , the undersigned (“Purchaser”) hereby elects to purchase              shares (the “Shares”) of the Common Stock of Dolby Laboratories, Inc. (the “Company”) under and pursuant to the 2005 Stock Plan (the “Plan”) and the Award Agreement dated,                      (the “Award Agreement”). The purchase price for the Shares shall be $            , as required by the Award Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Participant as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 17 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and Award Agreement are incorporated herein by reference. This Agreement, the Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by:	Accepted by:

PURCHASER:	DOLBY LABORATORIES, INC.

Signature	By

Print Name	Its

Address:	Address:

DOLBY LABORATORIES, INC.
100 Potrero Avenue
San Francisco, CA 94103-4813

Date Received